May 3, 2010
FOR IMMEDIATE RELEASE
RAYMOND JAMES FINANCIAL, INC.
TO HOST 2010 ANALYST/INVESTOR DAY

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. announced today that it will hold an Analyst/Investor Day at its international headquarters in St. Petersburg on Wednesday, May 5, at 8 a.m. EDT. Presentations will be given by members of executive management including CEO Paul Reilly.

Presentation slides will be posted on the day of the event to raymondjames.com under About our Company, Investor Relations, Presentations and Webcasts.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,300 financial advisors serving approximately 1.9 million accounts in 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $242 billion, of which approximately $32 billion are managed by the firm’s asset management subsidiaries.

For more information, contact Anthea Penrose at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media.